CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated December 14, 2001, on the October 31, 2001 financial statements of The Advisors' Inner Circle Fund and to all references to our Firm included in or made part of this Post-Effective Amendment No. 49 to the Registration Statement File No. 33-42484.

/S/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
February 27, 2002